Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Graymark Healthcare, Inc. of (1) our report dated March 31, 2009, with respect to the consolidated financial statements of Graymark Healthcare, Inc. in its Annual Report on Form 10-K as of and for the year ended December 31, 2008, and (2) each of our three separate reports dated December 17, 2009, with respect to the financial statements as of and for the periods ended June 30, 2008 and 2007 of Avastra Eastern Sleep Centers, Inc., SomniTech, Inc., and SomniCare, Inc. in Form 8-K/A, all of which were filed with the Securities and Exchange Commission. We also consent to the reference in such Registration Statement to our firm under the caption “Experts.”

/s/ Eide Bailly LLP

Minneapolis, MN

January 7, 2010